Exhibit 10.36
KB HOME
AMENDED AND RESTATED 1999 INCENTIVE PLAN
PHANTOM SHARE BONUS AGREEMENT
     This Phantom Share Bonus Agreement (this “Agreement”) is made on July 12, 2007 (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given them in the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
     WHEREAS, the Company desires to grant the Participant a Phantom Shares Bonus (the “Bonus”);
     WHEREAS, the Bonus is a cash-based Award that is intended to constitute Qualified Performance-Based Compensation;
     WHEREAS, the Bonus is intended to constitute a Performance-Based Bonus granted pursuant to Section 6 of the Plan and, if the Participant is a Covered Employee, a Performance-Based Award granted pursuant to Section 11 of the Plan; and.
     WHEREAS, the Bonus is intended to constitute compensation that does not provide for the deferral of compensation under, and is therefore exempt from, Section 409A of the Code.
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Participant enter into this Agreement as follows:
A G R E E M E N T
     1. Grant. Subject to the terms of the Plan and this Agreement, the Company hereby grants to the Participant a Bonus calculated by reference to an aggregate of [# RIGHTS] phantom share rights (the “Rights”). Subject to the limitations set forth in Section 4, each Right, when fully vested hereunder, will represent the economic equivalent of ownership of one share of common stock, $1.00 par value per share, of the Company (“Common Stock”); provided that the Rights will not entitle the Participant to, and the Participant will not have any rights in, or own any, shares of Common Stock. The Bonus is intended to constitute Qualified Performance-Based Compensation, a Performance-Based Bonus, compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” under Section 409A of the Code, and, if the Participant is a Covered Employee, a Performance-Based Award. Except as provided in this Agreement, the Bonus and the Rights cannot be transferred in any manner.
     2. Rights Vesting.
(a)	Normal Rights Vesting. Subject to the limitations set forth in Section 4, 100% of the Rights granted under this Agreement will vest on July 12, 2010 if Participant is employed by the Company or its Subsidiaries on such date and if, and only if, the Performance Goal has been satisfied, as set forth below.

The Performance Goal with respect to the Rights shall be that the Committee has determined that the Company has achieved positive cash flow from the Company’s operations for the second half of the fiscal year ending on November 30, 2007, as reflected on the Company’s consolidated statement of cash flows for such period and excluding the effects of the Company’s disposition of its operations in France. If the

Committee determines that the Performance Goal as set forth in the preceding sentence has not been achieved, the Rights shall not vest, no Bonus shall be paid under this Agreement, and the Participant will forfeit all rights, title and interests in and to any portion of the Rights and the Bonus.

(b)	Change of Ownership. Notwithstanding the foregoing and subject to Section 3 and the limitations set forth in Section 4 below, 100% of the Rights granted hereunder will vest and all restrictions will lapse, and the Bonus will be paid, upon a Change of Ownership of the Company as provided under the applicable terms of the Plan.
     3. Forfeiture. Subject to Section 2(a), the Participant will immediately forfeit all rights, title and interests in and to any and all Rights that have not vested on the date the Participant’s employment with the Company or its Subsidiaries is terminated.
     4. Payment. As soon as reasonably practicable following the date of vesting of the Rights in accordance with Section 2 above (the “Vesting Date”), but in no event later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Vesting Date occurs or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the Vesting Date occurs, the Company will pay in cash to the Participant for each vested Right an amount equal to (A) the Fair Market Value of one share of Common Stock as of the Vesting Date, plus (B) the cumulative value of all cash dividends paid in respect of a share of Common Stock from and including the Grant Date through and including the Vesting Date; provided however, that in the event that the aggregate amount of cash payable to the Participant in respect of any and all Award(s) under the Plan (including, but not limited to, any stock appreciation rights bonuses) in any fiscal year of the Company would exceed (i) $5,000,000 if the Participant is the Chief Executive Officer at the time of such payment or (ii) $3,000,000 if the Participant is not described in clause (i) of this Section 4, the Rights shall not vest with respect to such excess amount until such time that such portion of the Rights could be vested without exceeding the applicable limit. The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting of any Rights or payment of any portion of the Bonus.
     5. No Stockholder Rights. The Participant will not be deemed to be a holder of or possess any stockholder rights with respect to any shares of Common Stock based on the Rights granted hereunder.
     6. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other event described in Section 13(a) of the Plan, such adjustment will be made to the number of Rights and the amount of the Bonus, and to the terms and conditions hereof, in accordance with the terms of the Plan.
     7. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement, the Bonus and the Rights will be subject to rescission by the Company if an executed original of this Agreement by the Participant is not received by the Company within four weeks of the Grant Date.
     8. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. THE PARTICIPANT ACKNOWLEDGES AND AGREES TO BE BOUND TO, AND THAT THE BONUS AND THE RIGHTS ARE GRANTED SUBJECT TO, ALL OF THE TERMS AND CONDITIONS OF THE PLAN, INCLUDING ANY TERMS, RULES OR DETERMINATIONS MADE BY THE

COMMITTEE PURSUANT TO ITS ADMINISTRATIVE AUTHORITY UNDER THE PLAN, AND THAT IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE PLAN, THE PLAN WILL PREVAIL.
     9. Non-Transferability. Neither this Agreement nor the Rights may not be assigned by Participant by operation of law or otherwise. Any purported assignment by Participant shall be null and void. This Agreement shall, however, be binding upon the successors and assigns of the Company.
     10. No Obligation. Neither the execution and delivery hereof nor the granting of the Bonus or the Rights will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period or in any capacity.
     11. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention Senior Vice President, Human Resources, or a designee or successor thereof, and any notice given hereunder to the Participant will be addressed to the Participant at his or her address as shown on the records of the Company.
     12. Section 409A. The Bonus and the Rights thereunder are intended to constitute compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” and that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if at any time the Committee determines that the Bonus or the Rights may be subject to Section 409A, the Committee may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Bonus and the Rights to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code, including by adding conditions with respect to the vesting of the Rights and/or the payment of the Bonus; provided that no such amendment may change the Performance Goal with respect to any person who is a Covered Employee.
     IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Agreement as of the date first above written.

KB HOME
By:	Jeffrey T. Mezger
Chief Executive Officer and President

PARTICIPANT:

[NAME]

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